RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-189888

Pricing Supplement Dated September 23, 2014 To the Product Prospectus Supplement No. TP-1, dated July 26, 2013, and the Prospectus Supplement and Prospectus, Each Dated July 23, 2013	$1,470,000 Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Three Equity Securities, Due September 28, 2015 Royal Bank of Canada

Royal Bank of Canada is offering Trigger Phoenix Autocallable Notes (the “Notes”) linked to the worst performing of the equity securities of three companies (each, a “Reference Stock,” and collectively, the “Reference Stocks”). The Notes offered are senior unsecured obligations of Royal Bank of Canada, will pay a Contingent Coupon at the rate and under the circumstances specified below, and will have the terms described in the documents described above, as supplemented or modified by this pricing supplement.

Reference Stocks	Initial Stock Price	Trigger Price and Coupon Barrier
Common stock of Bristol-Myers Squibb Company (“BMY”)	$51.29	$38.47 (75% of its Initial Stock Price, rounded to two decimal places)
The Class C common stock of Google Inc. (“GOOG”)	$581.13	$435.85 (75% of its Initial Stock Price, rounded to two decimal places)
Common stock of The Goldman Sachs Group, Inc. (“GS”)	$185.09	$138.82 (75% of its Initial Stock Price, rounded to two decimal places)
The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page PS-5 of the product prospectus supplement dated July 26, 2013, on page S-1 of the prospectus supplement dated July 23, 2013, and “Selected Risk Considerations” beginning on page P6 of this pricing supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Issuer:	Royal Bank of Canada	Listing:	None
Trade Date:	September 23, 2014	Principal Amount:	$1,000 per Note
Issue Date:	September 26, 2014	Maturity Date:	September 28, 2015
Observation Dates:	Quarterly on December 23, 2014, March 23, 2015, June 23, 2015 and the Valuation Date.	Coupon Payment Dates:	December 29, 2014, March 26, 2015, June 26, 2015 and the Maturity Date.
Valuation Date	September 23, 2015	Contingent Coupon Rate:	9.60% per annum.
Contingent Coupon:
If the closing price of each Reference Stock is equal to or greater than its Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date. You may not receive any Contingent Coupons during the term of the Notes.

Payment at Maturity (if held to maturity):	For each $1,000 in principal amount, $1,000 plus the Contingent Coupon at maturity, unless the Final Stock Price of the Worst Performing Reference Stock is less than its Trigger Price.
If the Final Stock Price of the Worst Performing Reference Stock is less than its Trigger Price, then the investor will receive at maturity, for each $1,000 in principal amount, the number of shares of the Worst Performing Reference Stock equal to the Physical Delivery Amount, or at our election, the cash value of those shares.

Investors could lose some or all of the value of their initial investment if there has been a decline in the trading price of Worst Performing Reference Stock.
Worst Performing Reference Stock:	The Reference Stock which has the lowest Underlying Return.
Physical Delivery Amount:
For each $1,000 principal amount, a number of shares of the Worst Performing Reference Stock equal to the principal amount divided by its Initial Stock Price, subject to adjustment as described in the product prospectus supplement.

Call Feature:
If the closing price of each Reference Stock is equal to or greater than its Initial Stock Price on any Observation Date, the Notes will be automatically called for 100% of their principal amount, plus the Contingent Coupon applicable to that Observation Date.

Call Settlement Dates:	The Coupon Payment Date corresponding to that Observation Date.
Final Stock Price:	For each Reference Stock, its closing price on the Valuation Date.
CUSIP:	78010U3G0
	Per Note	Total
Price to public	100.00%	$1,470,000
Underwriting discounts and commissions	1.50%	$22,050
Proceeds to Royal Bank of Canada	98.50%	$1,447,950
The initial estimated value of the Notes as of the Trade Date is $965.67 per $1,000 in principal amount, and is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $15.00 per $1,000 in principal amount of the Notes and used a portion of that commission to allow selling concessions to other dealers of up to $15.00 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P15 below.

We may use this pricing supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Three Equity Securities, Due September 28, 2015

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:	This pricing supplement relates to an offering of Trigger Phoenix Autocallable Notes (the “Notes”) linked to the worst performing of three equity securities (the “Reference Stocks”).

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Medium-Term Notes, Series F

Trade Date:	September 23, 2014

Issue Date:	September 26, 2014

Term:	Twelve (12) months.

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.

Designated Currency:	U.S. Dollars

Contingent Coupon:
We will pay you a Contingent Coupon during the term of the Notes, periodically in arrears on each Coupon Payment Date, under the conditions described below:

•      If the closing price of each Reference Stock is equal to or greater than its Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date.

•      If the closing price of any of the Reference Stocks is less than its Coupon Barrier on the applicable Observation Date, we will not pay you the Contingent Coupon applicable to that Observation Date.

You may not receive a Contingent Coupon for one or more quarterly periods during the term of the Notes.

Contingent Coupon Rate:	9.60% per annum.

Observation Dates:	Quarterly on December 23, 2014, March 23, 2015, June 23, 2015 and the Valuation Date.

Coupon Payment Dates:	The Contingent Coupon, if applicable, will be paid on December 29, 2014, March 26, 2015, June 26, 2015 and the Maturity Date.

Call Feature:	If, on any Observation Date, the closing price of each Reference Stock is greater than or equal to its Initial Stock Price, then the Notes will be automatically called.

Payment if Called:
If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on that Call Settlement Date.

Call Settlement Dates:	If the Notes are called on any Observation Date, the Call Settlement Date will be the Coupon Payment Date corresponding to that Observation Date.

Valuation Date:	September 23, 2015

Maturity Date:	September 28, 2015

Initial Stock Price:	For each Reference Stock, its closing price on the Trade Date, as specified on the cover page of this pricing supplement.

Final Stock Price:	For each Reference Stock, its closing price on the Valuation Date.

Trigger Price and Coupon Barrier:	For each Reference Stock, 75% of its Initial Stock Price, as specified on the cover page of this pricing supplement.

RBC Capital Markets, LLC
P2

Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Three Equity Securities, Due September 28, 2015

Payment at Maturity (if held to maturity):
If the Notes are not called, we will pay you at maturity an amount based on the Final Stock Price of the Worst Performing Reference Stock:

•      If the Final Stock Price of the Worst Performing Reference Stock is greater than or equal to its Trigger Price, we will pay you a cash payment equal to the principal amount plus the Contingent Coupon otherwise due on the Maturity Date.

•      If the Final Stock Price of the Worst Performing Reference Stock is less than its Trigger Price, you will receive at maturity, for each $1,000 in principal amount, the number of shares of the Worst Performing Reference Stock equal to the Physical Delivery Amount, or at our election, the Cash Delivery Amount.  If we elect to deliver shares of the Worst Performing Reference Stock, fractional shares will be paid in cash.

The value of the shares or cash that you receive will be less than your principal amount, if anything, resulting in a loss that is proportionate to the decline of the Worst Performing Reference Stock from the Trade Date to the Valuation Date. Investors in the Notes could lose some or all of their investment if there has been a decline in the trading price of the Worst Performing Reference Stock below its Trigger Price.

Physical Delivery Amount:
For each $1,000 in principal amount, a number of shares of the Worst Performing Reference Stock equal to the principal amount divided by its Initial Stock Price, subject to adjustment as described in the product prospectus supplement.  If this number is not a round number, then the number of shares of the Worst Performing Reference Stock to be delivered will be rounded down and the fractional part shall be paid in cash.

Cash Delivery Amount:	The product of the Physical Delivery Amount multiplied by the Final Stock Price of the Worst Performing Reference Stock.

Worst Performing Reference Stock:	The Reference Stock which has the lowest Underlying Return.

Underlying Return:	Final Stock Price – Initial Stock Price Initial Stock Price

Market Disruption Events:
The occurrence of a market disruption event (or a non-trading day) as to any of the Reference Stocks will result in the postponement of an Observation Date or the Valuation Date as to that Reference Stock, but not to any non-affected Reference Stock.

Calculation Agent:	RBC Capital Markets, LLC

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a callable pre-paid contingent income-bearing derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion below under “Supplemental Discussion of U.S. Federal Income Tax Consequences” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the Issue Date.  The amount that an investor may receive upon sale of the Notes prior to maturity may be less than the principal amount of those Notes.

Listing:	None

Settlement:	DTC global notes

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on the cover page and pages P2 and P3 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement.

RBC Capital Markets, LLC
P3

Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Three Equity Securities, Due September 28, 2015

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013 and the product prospectus supplement dated July 26, 2013, relating to our Senior Global Medium-Term Notes, Series F, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated July 23, 2013 and in the product prospectus supplement dated July 26, 2013, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

Prospectus Supplement dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

Product Prospectus Supplement dated July 26, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004111/c725133424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 1000275.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

RBC Capital Markets, LLC
P4

Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Three Equity Securities, Due September 28, 2015

HYPOTHETICAL EXAMPLES

The examples below are based on the following terms:

Hypothetical Initial Stock Price (for each Reference Stock):	$100.00*
Hypothetical Trigger Price and Coupon Barrier (for each Reference Stock):	$75.00, which is 75% of its Initial Stock Price
Contingent Coupon Rate:	9.60% per annum (or 2.40% per quarter)
Contingent Coupon Amount:	$24.00 per quarter
Observation Dates:	Quarterly
Principal Amount:	$1,000 per Note

* The hypothetical Initial Stock Price of $100 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Stock Price of any Reference Stock.  The actual Initial Stock Price of each Reference Stock is set forth on the cover page of this pricing supplement.

Final Stock Price of the Worst Performing Reference Stock	Reference Stock Return of the Worst Performing Reference Stock	Payment at Maturity (assuming that the Notes were not previously called)*	Physical Delivery Amount as Number of Shares of the Worst Performing Reference Stock	Cash Delivery Amount
$200.00	100%	$1,024.00	n/a	n/a
$190.00	90%	$1,024.00	n/a	n/a
$180.00	80%	$1,024.00	n/a	n/a
$170.00	70%	$1,024.00	n/a	n/a
$160.00	60%	$1,024.00	n/a	n/a
$150.00	50%	$1,024.00	n/a	n/a
$140.00	40%	$1,024.00	n/a	n/a
$130.00	30%	$1,024.00	n/a	n/a
$120.00	20%	$1,024.00	n/a	n/a
$110.00	10%	$1,024.00	n/a	n/a
$100.00	0%	$1,024.00	n/a	n/a
$90.00	-10%	$1,024.00	n/a	n/a
$80.00	-20%	$1,024.00	n/a	n/a
$75.00	-25%	$1,024.00	n/a	n/a
$70.00	-30%	Physical or Cash Delivery Amount	10	$700.00
$60.00	-40%	Physical or Cash Delivery Amount	10	$600.00
$40.00	-60%	Physical or Cash Delivery Amount	10	$400.00
$30.00	-70%	Physical or Cash Delivery Amount	10	$300.00
$20.00	-80%	Physical or Cash Delivery Amount	10	$200.00
$10.00	-90%	Physical or Cash Delivery Amount	10	$100.00
$0.00	-100%	Physical or Cash Delivery Amount	10	$0.00

* Including the final Contingent Coupon, if payable.

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The price of the Worst Performing Reference Stock increases to a Final Stock Price of $150.

Because the Final Stock Price of the Worst Performing Reference Stock is greater than its Trigger Price, an investor will receive at maturity, in addition to the final Contingent Coupon of $24.00, a payment of $1,000 per $1,000 in principal amount of the Notes.

Example 2: The price of the Worst Performing Reference Stock decreases to a Final Stock Price of $90.

Although the Final Stock Price of the Worst Performing Reference Stock is less than its Initial Stock Price, the Final Stock Price is above its Trigger Price and its Coupon Barrier. Therefore, an investor will receive at maturity, in addition to the final Contingent Coupon of $24.00, a payment of $1,000 per $1,000 in principal amount of the Notes.

Example 3: The price of the Work Performing Reference Stock decreases to a Final Stock Price of $40.

Because the Final Stock Price of the Worst Performing Reference Stock is less than its Trigger Price and its Coupon Barrier, the Contingent Coupon will not be payable for the final interest period, and an investor will receive 10 shares of the Worst Performing Reference Stock per $1,000 in principal amount of the Notes, or at the Issuer’s option, the Cash Delivery Amount, calculated as follows:

Physical Delivery Amount x Final Stock Price = 10 x $40 = $400.00

RBC Capital Markets, LLC
P5

Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Three Equity Securities, Due September 28, 2015

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Stocks.  These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

•
Principal at Risk — Investors in the Notes could lose some or a substantial value of their principal amount if there is a decline in the trading price of the Worst Performing Reference Stock between the Trade Date and the Valuation Date.  If the Notes are not automatically called and the Final Stock Price of the Worst Performing Reference Stock on the Valuation Date is less than its Trigger Price, the value of the shares of the Worst Performing Reference Stock or cash that you receive at maturity will represent a loss of your principal that is proportionate to the decline in the closing price of the Worst Performing Reference Stock from the Trade Date to the Valuation Date.  Any Contingent Coupons received on the Notes prior to the maturity date may not be sufficient to compensate for any such loss.

•
The Notes Are Subject to an Automatic Call — If on any Observation Date, the closing price of each Reference Stock is equal to or greater than its Initial Stock Price, then the Notes will be automatically called. If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 in principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on that Call Settlement Date. You will not receive any coupon payments after the Call Settlement Date. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•
You May Not Receive any Contingent Coupons — We will not necessarily make any coupon payments on the Notes.  If the closing price of any of the Reference Stocks on an Observation Date is less than its Coupon Barrier, we will not pay you the Contingent Coupon applicable to that Observation Date. If the closing price of any of the Reference Stocks is less than its Coupon Barrier on each of the Observation Dates and on the Valuation Date, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes.

•
The Notes Are Linked to the Worst Performing Reference Stock — If any of the Reference Stocks has a Final Stock Price that is less than its Trigger Price, your return will be linked to the worst performing of the two Reference Stocks. Even if the Final Stock Price of the other Reference Stock has increased compared to its Initial Stock Price, or has experienced a decrease that is less than that of the Worst Performing Reference Stock, your return will only be determined by reference to the performance of the Worst Performing Reference Stock, regardless of the performance of the other Reference Stock.

•
Your Payment on the Notes Will Be Determined by Reference to Any Reference Stock Individually, Not to a Basket, and the Payment at Maturity Will Be Based on the Performance of the Worst Performing Reference Stock — The Payment at Maturity will be determined only by reference to the performance of the Worst Performing Reference Stock, regardless of the performance of the other Reference Stock. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components.  For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, the depreciation of one basket component could be mitigated by the appreciation of the other basket component, as scaled by the weighting of that basket component. However, in the case of the Notes, the individual performance of each Reference Stock would not be combined, and the depreciation of any Reference Stock would not be mitigated by any appreciation of the other Reference Stock.  Instead, your return will depend solely on the Final Stock Price of the Worst Performing Reference Stock.

•
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the Reference Stocks. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an automatic call.  Further, if the Notes are called due to the Call Feature, you will not receive any Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Since the Notes could be called as early as the first Observation Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the full downside performance of the Worst Performing Reference Stock even though your potential return is limited to the Contingent Coupon Rate.  As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Reference Stocks.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the amount due on any relevant payment date is dependent upon Royal Bank’s ability to repay its obligations at that time.  This will be the case even if the prices of the Reference Stocks increase after the pricing date.  No assurance can be given as to what our financial condition will be during the term of the Notes.

•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

RBC Capital Markets, LLC
P6

Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Three Equity Securities, Due September 28, 2015

•
Owning the Notes Is Not the Same as Owning the Reference Stocks — The return on your Notes is unlikely to reflect the return you would realize if you actually owned the Reference Stocks. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the Reference Stocks during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of the Reference Stocks may have. Furthermore, the Reference Stocks may appreciate substantially during the term of the Notes, while your potential return will be limited to the applicable Contingent Coupon payments.

•
There Is No Affiliation Between the Reference Stock Issuers and RBCCM, and RBCCM Is Not Responsible for any Disclosure by those Companies — We are not affiliated with the issuers of the Reference Stocks.  However, we and our affiliates may currently, or from time to time in the future engage in business with these companies.  Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information that any other company prepares.  You, as an investor in the Notes, should make your own investigation into the Reference Stocks and the companies in which they invest.  None of these companies are involved in this offering, and have no obligation of any sort with respect to your Notes.  These companies have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

•
Our Business Activities May Create Conflicts of Interest – We and our affiliates expect to engage in trading activities related to the Reference Stocks that are not for the account of holders of the Notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the prices of the Reference Stocks, could be adverse to the interests of the holders of the Notes.  We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the Reference Stocks, including making loans to or providing advisory services.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Stocks.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.  Any of these activities by us or one or more of our affiliates may affect the price of the Reference Stocks, and, therefore, the market value of the Notes

•
The Initial Estimated Value of the Notes Is Less than the Price to the Public - The initial estimated value set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the price of the Reference Stocks, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes on the Cover Page of this Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set - The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.

•
Market Disruption Events and Adjustments —The payment at maturity, each Observation Date, and the Valuation Date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

RBC Capital Markets, LLC
P7

Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Three Equity Securities, Due September 28, 2015

INFORMATION REGARDING THE ISSUERS OF THE REFERENCE STOCKS

Each of the Reference Stocks is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “SEC”).  Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov.  In addition, information regarding the Reference Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

The following information regarding the issuers of the Reference Stocks is derived from publicly available information.

We have not independently verified the accuracy or completeness of reports filed by the issuers with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.

We obtained the information regarding the historical performance of each Reference Stock set forth below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.  The historical performance of the Reference Stocks should not be taken as an indication of their future performance, and no assurance can be given as to the market prices of the Reference Stocks on any Observation Date or on the Valuation Date.  We cannot give you assurance that the performance of the Reference Stocks will not result in the loss of all or part of your investment.

RBC Capital Markets, LLC
P8

Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Three Equity Securities, Due September 28, 2015

Bristol-Myers Squibb Company

Bristol-Myers Squibb Company is a global biopharmaceutical company. The company develops, licenses, manufactures, markets, and sells pharmaceutical and nutritional products. Its products and experimental therapies address cancer, heart disease, HIV/AIDS, diabetes, rheumatoid arthritis, hepatitis, organ transplant rejection, and psychiatric disorders.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 14272. The company’s common stock is listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “BMY.

Historical Information

Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of this Reference Stock. The information provided in the table is for the four calendar quarters of 2011, 2012 and 2013, the first and second calendar quarters of 2014 and for the period from July 1, 2014 to September 23, 2014.

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2011	3/31/2011	27.96	24.97	26.43
4/1/2011	6/30/2011	29.48	26.40	28.96
7/1/2011	9/30/2011	31.90	25.69	31.38
10/1/2011	12/30/2011	35.44	30.10	35.24

1/1/2012	3/30/2012	35.44	31.65	33.75
4/1/2012	6/29/2012	35.95	32.29	35.95
7/1/2012	9/28/2012	36.34	31.37	33.75
10/1/2012	12/31/2012	34.55	30.64	32.59

1/1/2013	3/28/2013	41.25	32.50	41.19
4/1/2013	6/28/2013	49.57	39.18	44.69
7/1/2013	9/30/2013	47.58	41.12	46.28
10/1/2013	12/31/2013	54.49	46.14	53.15

1/1/2014	3/31/2014	57.49	47.55	51.95
4/1/2014	6/30/2014	52.48	46.32	48.51
7/1/2014	9/23/2014	51.80	47.34	51.29

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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The graph below illustrates the performance of this Reference Stock from January1, 2009 to September 23, 2014, based on the Initial Stock Price of $51.29, which was the closing price of this Reference Stock on September 23, 2014. The dotted line represents the Coupon Barrier and Trigger Price of $38.47, which is equal to 75% of its Initial Stock Price.

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Google Inc.

Google Inc. is a global technology company that provides a web based search engine through its website. The company offers a wide range of search options, including web, image, groups, directory, and news searches.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 1288776. As of March 27, 2014, the company split its common stock into two classes.  The Reference Stock in this pricing supplement refers to the company’s Class C common stock, which is listed on the NASDAQ Global Select Market under the ticker symbol “GOOG.”   The ticker “GOOG” was previously used for Google’s Class A common stock. The Class A common stock now trades under the ticker “GOOGL.” Each share of the company’s Class A common stock carries one vote and the company’s Class C capital stock is non-voting.

Historical Information

Class C Common Stock

Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of this Reference Stock. The information provided in the table is for the first two calendar quarters of 2014 and for the period from July 1, 2014 to September 23, 2014.

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)

1/1/2014	3/31/2014	607.84	552.92	556.90
4/1/2014	6/30/2014	604.83	502.80	575.28
7/1/2014	9/23/2014	599.63	560.00	581.13

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Class A Common Stock, prior to March 27, 2014.

Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of the company’s Class A Common stock. The information provided in the table is for the four calendar quarters of 2011, 2012 and 2013, and the period from January 1, 2014 to March 27, 2014.  The historical performance of the Class A common stock is being provided for informational purposes only in order to provide the stock prices of the company prior to the stock-split, and should not be taken as an indication of the future performance of the Reference Stock.

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2011	3/31/2011	321.65	275.94	293.39
4/1/2011	6/30/2011	297.88	236.74	253.44
7/1/2011	9/30/2011	314.00	245.67	257.44
10/1/2011	12/30/2011	323.69	240.62	323.26

1/1/2012	3/30/2012	335.45	282.60	320.93
4/1/2012	6/29/2012	326.89	278.54	290.32
7/1/2012	9/28/2012	382.79	281.37	377.62
10/1/2012	12/31/2012	387.54	318.33	355.03

1/1/2013	3/28/2013	422.41	348.10	397.40
4/1/2013	6/28/2013	460.70	381.04	440.61
7/1/2013	9/30/2013	464.45	423.19	438.38
10/1/2013	12/31/2013	561.04	421.90	560.90

1/1/2014	3/27/2014	615.04	542.03	557.88

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Three Equity Securities, Due September 28, 2015

The graph below illustrates the performance of this Reference Stock from March 27, 2014 to September 23, 2014, based on its Initial Stock Price of $581.13, which was the closing price of this Reference Stock on September 23, 2014. The dotted line represents the Coupon Barrier and Trigger Price of $435.85, which is equal to 75% of its Initial Stock Price.

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The Goldman Sachs Group, Inc.

The Goldman Sachs Group, Inc., a bank holding company, is a global investment banking and securities firm specializing in investment banking, trading and principal investments, asset management and securities services.  The company provides services to corporations, financial institutions, governments, and high-net worth individuals.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 886982. The company’s common stock is listed on the NYSE under the ticker symbol “GS.”

Historical Information

Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of this Reference Stock. The information provided in the table is for the four calendar quarters of 2011, 2012 and 2013, the first and second calendar quarters of 2014 and for the period from July 1, 2014 to September 23, 2014.

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2011	3/31/2011	175.29	153.29	158.47
4/1/2011	6/30/2011	164.40	128.30	133.09
7/1/2011	9/30/2011	139.25	91.40	94.55
10/1/2011	12/30/2011	118.06	84.28	90.43

1/1/2012	3/30/2012	128.70	92.42	124.37
4/1/2012	6/29/2012	125.54	90.43	95.86
7/1/2012	9/28/2012	122.60	91.16	113.68
10/1/2012	12/31/2012	129.72	113.84	127.56

1/1/2013	3/28/2013	158.68	129.64	147.15
4/1/2013	6/28/2013	168.18	137.31	151.25
7/1/2013	9/30/2013	169.75	149.28	158.21
10/1/2013	12/31/2013	177.44	152.85	177.26

1/1/2014	3/31/2014	181.11	159.77	163.85
4/1/2014	6/30/2014	171.07	151.65	167.44
7/1/2014	9/23/2014	188.50	161.63	185.09

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC
P13

Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Three Equity Securities, Due September 28, 2015

The graph below illustrates the performance of this Reference Stock from January 1, 2009 to September 23, 2014, based on the Initial Stock Price of $185.09, which was the closing price of this Reference Stock on September 23, 2014. The dotted line represents the Coupon Barrier and Trigger Price of $138.82, which is equal to 75% of its Initial Stock Price.

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SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following disclosure supplements, and to the extent inconsistent, supersedes, the discussion in the product prospectus supplement dated July 26, 2013 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under proposed Treasury Department regulations, certain payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends, with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instruments, including the securities, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments or deemed payments made on the securities on or after January 1, 2016 that are treated as dividend equivalents.  However, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Delivery of the Notes will be made against payment for the Notes on September 26, 2014, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated July 23, 2013. For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated July 23, 2013.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes.  This excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

STRUCTURING THE NOTES

The Notes are our debt securities, the return on which is linked to the performance of the Reference Stocks.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value included in this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Stocks, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the Trade Date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.

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VALIDITY OF THE NOTES

In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 24, 2013, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on July 24, 2013.

In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated July 24, 2013, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated July 24, 2013.

RBC Capital Markets, LLC
P16